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EXHIBIT 23.1 INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Patriot Bank Corp.

         We consent to the incorporation by reference in the registration statements (No. 333-97307, No. 333-13981 and No. 333-62123) on Forms S-8 of
Patriot Bank Corp. of our report dated February 20, 2004, with respect to the consolidated balance sheets of Patriot Bank Corp. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Patriot Bank Corp. Our report refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets in 2002, and SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities in 2001.

KPMG  LLP

KPMG LLP
Philadelphia, Pennsylvania
March 10, 2004

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